KPMG LLP (KPMG) served as the independent registered public accounting firm of the Funds, included in Appendix A, each a Fund of Prudential Investment Portfolios 12, for the fiscal years ended March 31, 2019 and March 31, 2020. KPMG's reports on the financial statements for the fiscal years ended March 31, 2019 and March 31, 2020 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle. Through December 12, 2019, the date of dismissal, and during such fiscal year-ends, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Funds' financial statements for such period, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On December 12, 2019, the Audit Committee and the Trust's Board of Trustees approved the engagement of PricewaterhouseCoopers LLP (PwC), to serve as the independent registered public accounting firm for Funds' fiscal year ending March 31, 2021, thereby replacing KPMG effective upon completion of their March 31, 2020 audits and issuance of their reports thereon. Through December 12, 2019 and during the Funds' fiscal years ended March 31, 2019 and March 31, 2020, neither Prudential Investment Portfolios 12 nor the Funds, nor anyone on their behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

Appendix A:

PGIM QMA Long-Short Equity Fund

PGIM Short Duration Muni Fund (formerly known as PGIM Short Duration Muni High Income Fund)

PGIM US Real Estate Fund

PGIM QMA Large-Cap Core Equity PLUS Fund

June 5, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Prudential Investment Portfolios 12 Funds included in Appendix A, and under the date of May 21, 2020, we reported on the financial statements of the Prudential Investment Portfolios 12 Funds as of and for the years ended March 31, 2020 and 2019. On December 12, 2019, we were dismissed as independent registered public accountant effective upon completion of the audits and the issuance of our reports thereon dated May 21, 2020.

We have read the statements made by Prudential Investment Portfolios 12 included under Item 13(a)(4) of Form N-CSR dated June 5, 2020, and we agree with such statements except that we are not in a position to agree or disagree with the statements that (1) the Audit Committee and Prudential Investment Portfolios 12's Board of Trustees approved the engagement of PricewaterhouseCoopers LLP (PwC) to serve as the independent registered public accounting firm, and (2) neither Prudential Investment Portfolios 12 nor the Funds, nor anyone on their behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the Funds' financial statements; or (ii) concerned the subject of a disagreement or reportable events.

Very truly yours,

KPMG LLP

Appendix A

Fund

PGIM QMA Long-Short Equity Fund

PGIM Short Duration Muni Fund (formerly PGIM Short Duration Muni High Income Fund)

PGIM US Real Estate Fund

PGIM QMA Large-Cap Core Equity PLUS Fund